Exhibit 99.5

July 30, 2012

Gentlemen –

We appreciate the time you spent with us last week.

We sincerely believe, as we expressed, that the best path forward for the Company is to do a complete strategic review with the aid of an investment banker. We believe such a review should focus on the sale of the Company, but should consider all the various options and opportunities. Any other path risks being sub-optimal for shareholders and leaving significant value on the table. As we expressed, we do not believe the market believes this is the course you are on, given the language in your public statements.

We are attaching a draft press release that we are committed to sending out later today, barring a satisfactory answer from the Company. We believe the process of reviewing all alternatives to be so important that we are prepared to take our case to shareholders, if the Board intends to take a different path. We do not relish a public battle over this and encourage you to give us and other shareholders comfort that you are intending to conduct a thorough review with a reputable banker.

Our press release will go out early this afternoon unless we hear back from you on this. If you are on the right path, we (and other shareholders) want to know that. We would be willing to pause the release of our press release if you need a little time to communicate with your shareholder base. But we think time is of the essence and a public communication needs to happen in the next 24 hours from either you or us.

Regards, Joe

Joseph A. De Perio

Clinton Group, Inc.

9 West 57th Street, 26th Floor

New York, NY 10019

jad@clinton.com

Clinton Group Intends to Solicit Written Consent from Fellow Wet Seal Stockholders to Remove

Board Members and Replace Them with New Directors

NEW YORK, July [ ], 2012 /PRNewswire/ – Clinton Group, Inc. (“Clinton Group”) today announced that it intends to solicit fellow stockholders of The Wet Seal, Inc. (Nasdaq: WTSLA) (“Wet Seal” or the “Company”) for their written consent to remove some or all of the members of the Board of Directors of the Company (the “Board”) and to replace them with independent professionals who will seek to maximize the value of the Company through improved operations, an optimized capital structure and the pursuit of a strategic transaction. Clinton Group, together with its affiliates, owns approximately 4.71% of the outstanding stock of the Company.

“In spite of the poor performance of the Company under the leadership of this Board, we are aware of a private equity firm, and have reason to believe there are numerous others, that are interested in performing due diligence and potentially making an offer for Wet Seal,” said Joseph DePerio, Senior Portfolio Manager for Clinton Group. “In light of that opportunity, we cannot sit idly by while this Board hunts for yet another Chief Executive Officer and another turnaround strategy for the headless Company. As we have noted, we believe the best course forward is to find a buyer.”

The Clinton Group noted that the stock is down almost 50% in the last five years and more than 80% in the last ten years. The stock was recently trading at a three-year low. The Directors have served for an average of more than seven years.

“The Directors have paid themselves handsomely – the Non-Executive Chairman was paid more by the Company last year than the Lead Independent Director of The Gap, a company with more than 20 times the revenue, made for his role there – and yet the Directors collectively own less than 1.5% of the outstanding stock,” Mr. DePerio noted. “We believe that their interests are not adequately aligned with the interests of stockholders and that they have not earned the right to continue setting strategy or select management. The Board needs to pursue actively a strategic transaction. Until the Board does so, we will not rest.”

Clinton noted that under Delaware law and the Company’s Restated Certificate of Incorporation, a majority of the outstanding voting stock must sign the consent to remove members of the Board.

Clinton Group, Inc. and certain of its affiliates, officers and employees intend to make a preliminary filing with the United States Securities and Exchange Commission (“SEC”) of a consent solicitation statement to be used to solicit consents for the removal of some or all of the Directors from the Board and the election of new individuals to the Board.

This communication is not a solicitation of a written consent, which may be done only pursuant to a definitive written consent statement.

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm with approximately $2.7 billion in assets under management. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes. Clinton Group is a Registered Investment Advisor based in New York City.

ALL STOCKHOLDERS OF THE WET SEAL, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY CLINTON GROUP, INC., CLINTON SPOTLIGHT MASTER FUND, L.P.,

CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P. AND GEORGE HALL (COLLECTIVELY, The “PARTICIPANTS”) FROM THE STOCKHOLDERS OF THE WET SEAL, INC. IN CONNECTION WITH THE PARTICIPANTS’ INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE WET SEAL, INC. AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE ATHTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE CONSENT SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON JULY 26, 2012. THESE DOCUMENTS CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: Connie Laux, Clinton Group, Inc., +1-212-825-0400